Exhibit 4.a

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

A STOCK COMPANY

Home Office:	Service Center:
[801 Grand Avenue]	[Address Line 1]
[Des Moines, IA 50309]	[Address Line 2]
[(888)513-8797]	[City, State ZIP]
[www.fglife.com]	[Phone Number]

NON-PARTICIPATING SINGLE PREMIUM DEFERRED ANNUITY

WITH INDEX-LINKED INTEREST STRATEGIES [AND WAIVER OF SURRENDER CHARGES]

This Contract is issued in consideration of the application and payment of the single Premium. The Premium and any interest credited thereon accumulate until the Maturity Date but no later than the Maturity Date. On the Maturity Date, You must start receiving annuity payments pursuant to the ANNUITY PAYMENTS provision in the ANNUITY BENEFITS section.

READ YOUR CONTRACT CAREFULLY. This is a legal Contract between the Owner and the Company. It is evidence of Your benefits under the Contract. Its terms are contained on this page and those which follow. This Contract may include one or more riders or endorsements containing definitions and additional terms affecting how the Contract may work. You should carefully read the entire Contract, including all riders and endorsements attached to such Contract.

RIGHT TO EXAMINE. Upon Written Request, We will provide You, within a reasonable time, reasonable factual information regarding the benefits and provisions of this Contract. If You decide not to keep this Contract, return it within 30 days after You receive it. If the Contract is a replacement Contract, You have 30 days beginning on the date the Contract is delivered or issued for delivery to return it. The Contract may be returned to any of Our agents or it may be mailed to Us. The return of this Contract will void it from the Issue Date. The Account Value will be refunded within 10 days of Our receipt of this Contract.

YOU HAVE PURCHASED AN ANNUITY CONTRACT. PLEASE BE AWARE THAT PURCHASE OF AN ANNUITY CONTRACT IS A LONG-TERM COMMITMENT AND MAY RESTRICT ACCESS TO YOUR MONEY. CAREFULLY REVIEW THIS CONTRACT FOR LIMITATIONS.

•	Early Surrender or Withdrawal during the Surrender Charge Period will result in a substantial penalty known as a Surrender Charge.

•

Contractual benefits and values for Index-Linked Interest Strategies are variable, may increase or decrease, and are not guaranteed as to a fixed dollar amount. For any Index-Linked Interest Strategy, any Index-Linked Interest, which may be positive, negative or zero, is credited on the Crediting Date at the end of the Crediting Period, which may be other than annually. While Contract values may be affected by external indices, this Contract does not directly participate in any index, stock, bond, equity or other investment.

•	The interest rate for the Fixed Interest Strategy is guaranteed for the period shown on the Specifications Page.

•	This is a non-participating Contract. No dividends will be paid.

Signed for the Company, to be effective as of the Issue Date.

[Chris Blunt] President	[Jodi Hyde] Secretary

AGENT NAME AND ADDRESS:	(If applicable)
[Agent Name]	Countersigned at:
[Address Line 1]	City: State: Date:
[Address Line 2]	By Agent:
[City, State Zip Code]

NOTICE TO OWNER:

If You have questions, need information about this Contract, or need assistance in resolving a complaint, please call Us at [1-888-513-8797].

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

TABLE OF CONTENTS

SPECIFICATIONS PAGES	Page [X]
GENERAL	Page [X]
GUARANTEED MONTHLY PAYMENT TABLES	Page [X]
INTEREST STRATEGY ALLOCATIONS	Page [X]
FIXED INTEREST STRATEGY RIDER	Page [X]
INDEX-LINKED INTEREST STRATEGY RIDER(S)	Page [X]
INDEX DISCLOSURE(S)	Page [X]
[FREE WITHDRAWAL	Page [X]

GENERAL DEFINITIONS	Page [4]

GENERAL PROVISIONS	Page [6]
GENERAL	Page [X]
ASSIGNMENT	Page [6]
CHANGES TO CONTRACT	Page [6]
CONFORMITY WITH LAWS	Page [6]
DEFERRAL OF PAYMENT	Page [6]
ENTIRE CONTRACT	Page [6]
INCONTESTABILITY	Page [7]
NOTIFICATION OF DEATH	Page [7]
PROTECTION OF BENEFITS	Page [7]
SEPARATE ACCOUNT	Page [7]
TERMINATION	Page [7]

OWNERSHIP	Page [7]
OWNERSHIP RIGHTS	Page [7]
JOINT OWNERS	Page [7]
CHANGE OF OWNER	Page [7]

BENEFICIARY	Page [8]
BENEFICIARY	Page [8]
CHANGE OF BENEFICIARY	Page [8]
PAYMENT TO BENEFICIARY	Page [8]
CONTINGENT BENEFICIARY	Page [8]

CONTRACT VALUES	Page [8]
PREMIUM	Page [8]
ACCOUNT VALUE	Page [8]
SURRENDER VALUE	Page [9]
BASIS OF CONTRACT VALUES	Page [9]
STATEMENT OF CONTRACT VALUES	Page [9]

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

TABLE OF CONTENTS (CONTINUED)

WITHDRAWAL / SURRENDER	Page [10]
WITHDRAWAL	Page [10]
SURRENDER	Page [10]
SURRENDER CHARGE	Page [10]

DEATH BENEFIT	Page [11]
DEATH BENEFIT	Page [11]
INTEREST PAYABLE ON DEATH BENEFIT	Page [11]
DEATH OF OWNER	Page [11]
DEATH OF ANNUITANT	Page [12]
SPECIAL RULES FOR NON-NATURAL OWNER	Page [12]

ANNUITY BENEFITS	Page [13]
CHANGE OF ANNUITANT	Page [13]
ANNUITY PAYMENTS	Page [13]
ANNUITY PAYMENT AMOUNT	Page [13]
MISSTATEMENT OF BIRTH DATE AND/OR SEX	Page [13]
ANNUITY OPTIONS	Page [14]

DESCRIPTIONS OF ANNUITY OPTIONS	Page [14]

Additional benefits, riders, and endorsements which apply to this Contract are described in the forms following the last page of this Contract.

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Fidelity & Guaranty Life Insurance Company

GENERAL DEFINITIONS

This section contains definition for some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.

Age

Age means the attained age as of last birthday, unless specified otherwise. If Age is referenced in terms of two persons, Age means the attained age of the older of the two persons as of his or her last birthday, unless specified otherwise.

Annuitant/Joint Annuitant

Annuitant means the natural person on whose life the amount and duration of annuity payments depend. A Joint Annuitant is a second natural person on whose life the amount and duration of annuity payments may depend.

Annuity Option

Annuity Option means one of the payment options described in the Annuity Benefits section or another available on the Maturity Date. An Annuity Option provides for a series of payments after the Maturity Date.

Beneficiary/Contingent Beneficiary

Beneficiary means the person(s), if any, You name who may receive any Death Benefit or any remaining annuity benefits in accordance with the provisions of this Contract. Contingent Beneficiary means the person(s), if any, You select to become the Beneficiary if the Beneficiary dies.

Code

Code means the Internal Revenue Code, as amended. All references in this Contract or in any attached rider, to any section of the Code or regulations include any amended or successor sections or regulations, as appropriate or required.

Contract Anniversary

Contract Anniversaries are measured from the Issue Date. Contract Anniversary means the day and month that coincides with the Issue Date in subsequent years. References to the “prior Contract Anniversary” during the first Contract Year following the Issue Date refers to the Issue Date.

Contract Year

Contract Years are measured from the Issue Date. Contract Year means the 12-month period of time from the Issue Date or Contract Anniversary, as applicable, to the next Contract Anniversary.

Due Proof of Death

Due Proof of Death means a certified copy of an official death certificate or a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or other proof of death.

Issue Date

Issue Date is the date Your Contract becomes effective. The Issue Date is shown on the Specifications Page. Contract Years and Contract Anniversaries are measured from this date.

Maturity Date

The Maturity Date is shown on the Specifications Page. The Maturity Date is fixed and is calculated using the methodology shown on the Specifications Page. It cannot be changed under any circumstances. On this date, You must start receiving annuity payments pursuant to the ANNUITY PAYMENTS provision in the ANNUITY BENEFITS section or Surrender Your Contract according to the SURRENDER provision.

Non-Natural Owner

Non-Natural Owner means any Owner meeting the definition of Non-Natural Person.

Non-Natural Person

Non-Natural Person means a corporation, trust, estate, partnership, or other non-individual.

Non-Qualified Contract

Non-Qualified Contract means a Contract other than a Qualified Contract.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

GENERAL DEFINITIONS (CONTINUED)

Owner

Owner means the person named in the application or in the most recent change on record entitled to ownership rights stated in this Contract. Owner includes any person who succeeds to the ownership rights of this Contract under the DEATH OF OWNER provision in the DEATH BENEFIT section. If the Owner’s surviving Spouse continues the Contract after the Owner’s death as described in the DEATH BENEFIT section, the surviving Spouse becomes the new Owner of the Contract.

Qualified Contract

Qualified Contract means a Contract that qualifies under the Code as an individual retirement annuity or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.

Qualified Plan

Qualified Plan means a retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A, or 457 of the Code.

Service Center

Service Center is shown on the cover page of this Contract. We will notify You of any change in Our Service Center.

Specifications Page(s)

Specifications Page means the pages of this Contract containing information specific to You, the Annuitant(s), and benefits under this Contract.

Spouse

Spouse means the person to whom You are legally married as defined under federal law.

Surrender

Surrender means Your voluntary surrender of this Contract to Us in exchange for the Surrender Value.

We, Our, Us, Company

We, Our, Us, and Company each mean Fidelity & Guaranty Life Insurance Company.

Withdrawal

Withdrawal means Your voluntary election to withdraw a portion of Your Contract’s value. Surrender Charges may apply to Withdrawals.

Written Request

Written Request means a request in writing, signed by You, dated, and received by Us at Our Home Office, the Service Center, or any administrative office that We maintain. Written Request may include other forms of communication, such as electronic means.

You, Your

You and Your refers to the Owner(s) of the Contract.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

GENERAL PROVISIONS

This Contract will be interpreted so that it complies with section 72(s) of the Code. All distribution options available to a Beneficiary after an Owner’s death will be limited to those that comply with such Code section.

We may amend this Contract from time to time to comply with any changes in the Code, regulations issued thereunder, and administrative rulings. Any such amendment will be promptly mailed to You at Your last known address. We do not accept responsibility for the tax treatment of this Contract. You should consult Your tax advisor.

Any reference to Owner, Annuitant, Joint Annuitant, Beneficiary, Contingent Beneficiary, irrevocable Beneficiary, and/or payee may include multiple persons.

ASSIGNMENT

To the extent allowed by state law, We reserve the right to refuse Our consent at any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. The Owner may request to assign or transfer rights under the Contract by sending Us a Written Request. We will not be bound by an assignment until We acknowledge it.

We will not be responsible for the validity or sufficiency of any allowable assignment and an assignment must be consented to by all irrevocable Beneficiaries, if any. Your rights and any Beneficiary’s interest will be subject to the assignment. Assignment of this Contract may subject You to income and gift tax. Assignments, unless otherwise specified by the Owner, shall take effect on the date the Written Request for assignment is signed, subject to any payments made or actions taken by the Company prior to receipt of the assignment and subject to Our prior approval.

CHANGES TO CONTRACT

After We receive and record an allowable Written Request for a change in Owner, Annuitant, Joint Annuitant, Beneficiary, or Contingent Beneficiary, the change, unless otherwise specified by the Owner, will take effect on the date the Written Request was originally signed, even if the Owner who signed the request has since died. The change will be subject to any payments made or actions taken by Us before the Written Request for change was received and recorded.

We may issue a revised Specifications Page in the event of any change to this Contract.

Only the President, the Secretary, or a Vice President in Our Home Office can agree to change or waive any provisions which are part of the entire Contract. The change or waiver must be in writing.

CONFORMITY WITH LAWS

This Contract will be interpreted under the law of the state in which it is issued and any applicable federal laws. Any provision that is in conflict with the laws of the state in which the Contract is issued, or any federal law, is amended to conform to the minimum requirements of such law.

DEFERRAL OF PAYMENT

After We receive Your Written Request for any type of Withdrawal or Surrender and We receive written approval from the chief insurance regulator of the state of domicile of the Company, We may defer payment of any amounts for a period not to exceed six (6) months if the regulatory authority in Our state of domicile approves such deferral and so long as such deferral does not cause the Contract to violate section 72(s) of the Code.

ENTIRE CONTRACT

The entire Contract consists of:

•	This Contract, including any Specifications Page(s);

•	The application, a copy of which is attached and made a part of this Contract; and

•	All amendments, endorsements, riders, or revised Specifications Page(s) which are attached to this Contract or mailed to Your last known address.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

GENERAL PROVISIONS (CONTINUED)

INCONTESTABILITY

All statements made by the applicant for the issuance of the Contract shall be deemed representations and not warranties. We will not contest the validity of this Contract after the Issue Date, except as provided in the MISSTATEMENT OF BIRTH DATE AND/OR SEX provision.

NOTIFICATION OF DEATH

The death of any Owner, Annuitant, or Joint Annuitant must be reported to Us immediately with Due Proof of Death. We are entitled to recover immediately any overpayments made because of a failure to notify Us of any such death. We are not responsible for any incorrect payments which result from a failure to immediately notify Us of the death of any Owner, Annuitant, or Joint Annuitant. From time to time, We may require proof that any Owner, Annuitant, or Joint Annuitant is alive and may withhold any payments until such proof is received by Us.

PROTECTION OF BENEFITS

Only You can assign, encumber, or pledge any benefit paid under this Contract. Any such action may result in tax consequences, so You should consult a tax advisor before taking such actions. To the extent permitted by law, no benefit paid, or to become payable, will be subject to any claim or process of law by any creditor.

SEPARATE ACCOUNT

Certain assets supporting the Index-Linked Interest Strategies under this Contract are held in a non-insulated, non-unitized Separate Account. The Separate Account manages and accounts for assets supporting Our registered, index-linked deferred annuity contracts. Because this Separate Account is not insulated, its assets are subject to the Company’s general obligations and liabilities. The Company owns the assets in the Separate Account. You do not directly participate in the performance of the assets in the Separate Account, and You do not have any direct claim on them. The Separate Account is not registered under the Investment Company Act of 1940.

TERMINATION

Your Contract will terminate on the date on which all benefits are paid as required by Your Contract.

OWNERSHIP

OWNERSHIP RIGHTS

An Owner of this Contract may:

•	Exercise any of the rights under this Contract; or

•	Assign this Contract, except in situations where restrictions are required for purposes of satisfying applicable laws or regulations; or

•	Change or amend this Contract, subject to Our agreement.

If the Owner’s surviving Spouse continues the Contract after the Owner’s death as described in the Death Benefit section, the surviving Spouse becomes the new Owner of the Contract.

JOINT OWNERS

Two natural persons may be named as Joint Owners. While both are alive, each must sign any Written Request made under this Contract. This Contract cannot have Joint Owners if issued as a Qualified Contract.

CHANGE OF OWNER

You may change ownership of this Contract by Written Request, in accordance with the CHANGES TO CONTRACT provision. We may refuse Your request to change the Owner if We receive the Written Request more than 30 days after You signed it. A change in Owner of this Contract may have tax consequences. Please consult a tax advisor.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

BENEFICIARY

BENEFICIARY

The Beneficiary is the person (or persons) last named by the Owner or his or her designee as being entitled to receive any Death Benefit or remaining annuity benefits payable upon the death of an Owner. If You name more than one Beneficiary, the Beneficiaries will share any benefits equally, unless You specify otherwise in the application or by Written Request. The rights of any Beneficiary who is a natural person, including an irrevocable Beneficiary, will end if he or she dies prior to an Owner and will pass to any other Beneficiary which, if a natural person, must then be living as described in this provision unless You provide a Written Request to Us directing otherwise. If there is no Beneficiary designated at the Owner’s death or if all Beneficiaries have predeceased the Owner, the Owner’s estate is the Beneficiary. See the Death Benefit section for more information regarding Beneficiaries.

Joint Owners, if applicable, shall be each other’s sole primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary. Joint Owners may name Contingent Beneficiaries; however, the named Contingent Beneficiaries will only be eligible for a Death Benefit if the Joint Owners die simultaneously. Upon the death of a Joint Owner and if Spousal Continuation is elected, the spousal Beneficiary becomes the new Owner and may name a new primary Beneficiary in writing.

CHANGE OF BENEFICIARY

Subject to the terms of any existing assignment or irrevocable election, the Owner may designate a new Beneficiary by Written Request in accordance with the CHANGES TO CONTRACT provision. Changes in a Beneficiary may affect the benefits available under this Contract and any riders or endorsements. Any change to Beneficiary may only occur while the Owner is alive. A Beneficiary named irrevocably may not be changed without the written consent of that Beneficiary included in the Written Request. We may refuse Your request to change the Beneficiary if We receive the Written Request more than 30 days after You signed it.

PAYMENT TO BENEFICIARY

Before making any payment, We may require evidence as to the identity, age, and other facts about any person or class designated as the Beneficiary. We are entitled to make payments based on that evidence.

CONTINGENT BENEFICIARY

The Contingent Beneficiary is the person (or persons) last named by the Owner as succeeding to the status of a Beneficiary if all other Beneficiaries (including the last surviving Joint Owner) predecease the Owner.

CONTRACT VALUES

PREMIUM

The Premium is the amount of money You pay to Us to establish Your Contract. The Premium is paid on the Issue Date and is shown on the Specifications Page. Additional premium is not accepted after the Issue Date. The Premium shall not exceed the Maximum Aggregate Premium Limit shown on the Specifications Page, except with Company approval.

ACCOUNT VALUE

The Account Value is equal to the sum of the Strategy Account Values for all strategies to which You have allocated funds. To keep this Contract in force, Your Account Value must be equal to or greater than the Minimum Remaining Account Value. The Minimum Remaining Account Value is shown on the Specifications Page and will not change. If, at any time, Your Account Value is less than the Minimum Remaining Account Value, We may terminate Your Contract and pay You the any remaining Surrender Value.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

CONTRACT VALUES (CONTINUED)

SURRENDER VALUE

On or before the Maturity Date and before any Death Benefit becomes payable, You may Surrender Your Contract for the Surrender Value. The Surrender Value is equal to A – B, where:

•	A is equal to the Account Value; and

•	B is the Surrender Charge applicable upon Surrender.

BASIS OF CONTRACT VALUES

All benefits and values equal or exceed those required by the state in which the Contract is issued for delivery, if any.

STATEMENT OF CONTRACT VALUES

At least once each year, We will send You a statement of Your Contract activity and values. At a minimum, the statement will include:

•	the beginning and ending date of the current statement period;

•	the Account Value at the beginning and end of the current statement period;

•	all amounts credited to or debited from the Account Value during the current statement period;

•	the Surrender Value at the end of the current statement period; and

•	the Death Benefit at the end of the current statement period.

Additional statements shall be made available to You upon request.

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Fidelity & Guaranty Life Insurance Company

WITHDRAWAL/SURRENDER

WITHDRAWAL

Before the Maturity Date and before any Death Benefit becomes payable, You may request Withdrawals by submitting a Written Request. Any such Withdrawal may not exceed the Surrender Value. Withdrawals may not exceed the current Account Value unless the Surrender Value exceeds the Account Value and the Contract is Surrendered according to the SURRENDER provision.

Withdrawals, including any applicable Surrender Charge thereon, will reduce the Account Value. A Withdrawal, including any Surrender Charge thereon, may not reduce the Account Value to less than the Minimum Remaining Account Value as described in the ACCOUNT VALUE provision.

Unless otherwise specified by the Owner, Withdrawals will be allocated and deducted proportionally from all Strategy Account Values containing funds. The Owner may request Withdrawals from one or more Strategies. If Withdrawals are requested from more than one Strategy, the Withdrawals will be allocated and deducted proportionally from those Strategy Account Values.

Withdrawals may be made:

•	On a scheduled monthly, quarterly, semi-annual, or annual systematic basis, in an amount of at least the Minimum Scheduled Withdrawal Amount; or

•	On an unscheduled basis no more than four times in a Contract Year, in an amount of at least the Minimum Unscheduled Withdrawal Amount.

The Minimum Scheduled Withdrawal Amount and Minimum Unscheduled Withdrawal Amount are per-Withdrawal minimums. The Minimum Scheduled Withdrawal Amount and Minimum Unscheduled Withdrawal Amount are stated on the Specifications Page and will not change.

SURRENDER

Before or on the Maturity Date and before any Death Benefit becomes payable, this Contract may be Surrendered for its Surrender Value upon Your Written Request.

SURRENDER CHARGE

While the Contract is still in the period during the Surrender Charge Schedule, a Surrender Charge may be imposed on Withdrawals and Surrender, and in calculating annuity payments. A Surrender Charge will apply to any portion of the value withdrawn or Surrendered. The Surrender Charge is equal to A x B, where:

•	A is the Surrender Charge Percentage applicable for that Contract Year as shown in the Surrender Charge Schedule on the Specifications Page; and

•	B is the amount deducted from the Contract as a result of the Withdrawal or Surrender.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

DEATH BENEFIT

DEATH BENEFIT

The Death Benefit is the amount payable if You die before the Maturity Date. The Death Benefit is equal to the Account Value on the Death Claim Date.

The Death Claim Date is the latest of the following:

•	the date We receive Due Proof of Death;

•	the date We receive sufficient information to determine Our liability, the extent of Our liability, and the appropriate payee legally entitled to the Death Benefit; or

•	the date any legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments include:

•	the establishment of guardianships or conservatorships;
•	the appointment and qualification of trustees, executors, and administrators; and
•	the submission of information required to satisfy state or federal reporting requirements.

Unless Spousal Continuation is elected on the date We receive Due Proof of Death, We transfer the proportionate interest of each Beneficiary from whom we do not have payment instructions to the Fixed Interest Strategy until We receive such instructions.

No Surrender Charge applies to payment of the Death Benefit. No Death Benefit applies at or after the Maturity Date, at which point the Contract is annuitized.

INTEREST PAYABLE ON DEATH BENEFIT

If applicable law requires the payment of interest on the Death Benefit, then the Death Benefit will earn interest at a rate and in the manner required by law.

DEATH OF OWNER

Compliance with Code Section 72(s). If any Owner dies, the entire interest in this Contract must be distributed to the Beneficiary as described below in accordance with the requirements of section 72(s) of the Code and all the terms of this Contract shall be interpreted in accordance with that Code section.

Death Before Maturity Date. If any Owner dies before the Maturity Date, the Death Benefit will be distributed to the Beneficiary within five years of the Owner’s death except as allowed and applied in the following Spouse Beneficiary provision.

Spouse Beneficiary

A Beneficiary who is the deceased Owner’s Spouse may, upon notice to Us, continue his or her interest in the Contract as the new Owner, pursuant to section 72(s) of the Code, and the following will apply:

•	the Spouse Beneficiary’s proportionate interest in the Contract will not be distributed by reason of the deceased Owner’s death;

•	the Surrender Charge Schedule will continue to apply;

•	the DEATH OF OWNER provision will apply upon the death of the surviving Spouse Owner.

•	this Spouse Beneficiary provision may not apply a second time if the surviving Spouse Owner remarries and then dies before the Maturity Date.

If the Spouse Beneficiary does not choose to continue his or her interest in the Contract as the new Owner, the Spouse Beneficiary’s interest in the Contract will be distributed as stated below for a non-Spouse Beneficiary.

Non-Spouse Beneficiary

A Beneficiary who is a natural person other than the deceased Owner’s Spouse may upon notice to Us receive that person’s proportionate interest in the Contract, commencing within one year of the Owner’s death (or within any longer period of time permitted under the Code):

•	over the life of the Beneficiary, or

•	over a period not extending beyond the Beneficiary’s life expectancy.

If the non-Spouse Beneficiary dies before his or her proportionate interest in the Contract is distributed, any remaining interest will be distributed to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a notice to Us.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

DEATH BENEFIT (CONTINUED)

Death on or After Maturity Date. No distributions, other than any payments as provided under the Annuity Option in effect, will be made if an Owner dies on or after the Maturity Date unless the deceased Owner was also the last surviving Annuitant or Joint Annuitant, in which case the DEATH OF ANNUITANT-Death on or After Maturity Date provision will apply. In all events, the entire remaining interest in the Contract will be distributed at least as rapidly as under the method of distributions being used on the date of the Owner’s death.

Simultaneous Death of Owner and Beneficiary. Death Benefit will be paid as though any Beneficiary died before the Owner if there is no sufficient evidence that the Owner and Beneficiary have died other than simultaneously.

DEATH OF ANNUITANT

Death Before Maturity Date. No distribution is required nor will any Death Benefit be paid if an Annuitant or Joint Annuitant dies before the Maturity Date unless the deceased Annuitant or Joint Annuitant is also an Owner or the Owner is a Non-Natural Person, in which case the DEATH OF OWNER-Death Before Maturity Date provision will apply.

If the Owner is not the Annuitant or Joint Annuitant, and any Annuitant dies while this Contract is in force, all Owners must:

•	notify Us within 90 days; and

•	choose a new Annuitant.

If all Owners do not choose a new Annuitant within 90 days of the Annuitant’s death, then the oldest of all Owners becomes the Annuitant and the Joint Annuitant no longer applies.

Death on or After Maturity Date. After the death of the last remaining Annuitant on or after the Maturity Date, no distribution, other than any payments as provided under the Annuity Option in effect will be made. No amounts will be paid after the guaranteed benefits have been paid. Any payments to be made will be paid to the person(s) living on the date of such death in the order which follows:

•	Owner(s) or surviving Joint Owner, if any.

•	Beneficiary.

•	Contingent Beneficiary who becomes the Beneficiary.

•	estate of the last Owner to die.

The recipient of any amounts payable after the last Annuitant’s or Joint Annuitant’s death may name one or more persons to receive any remaining amounts payable after such recipient’s death. If no such person is named, any amounts payable will be paid to the deceased recipient’s estate. The amounts payable may be paid in the form of a lump sum or the remaining guaranteed annuity payments as scheduled instead of a lump sum.

Any lump sum payment will be equal to the commuted value. The commuted value is determined by discounting the remaining guaranteed annuity payments at an annually compounded interest rate which is one percent more than the rate used by Us to determine those payments. The one percent increase in the discount rate results in a decrease in the value received. The commuted value will always be less than the sum of the remaining guaranteed annuity payments. The commuted value will be calculated as of the date such payment will be made.

Any election to receive a form of payment other than that provided under the Annuity Option in effect must be made within 60 days of the date the death benefit first becomes payable; such amounts must also be paid within the time period required under section 72(s) of the Code. In all events, the entire remaining interest in the Contract will be distributed at least as rapidly as under the method of distributions being used as of the date of the Annuitant’s death.

SPECIAL RULES FOR NON-NATURAL OWNER

If the Contract has a Non-Natural Owner, then the death of the Annuitant shall be treated as the death of an Owner.

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RILA (05-22)

Fidelity & Guaranty Life Insurance Company

ANNUITY BENEFITS

CHANGE OF ANNUITANT

No Annuitant or Joint Annuitant may be changed on or after the Maturity Date. If the Owner is a Non-Natural Owner, no Annuitant or Joint Annuitant may be changed at any time. If the Owner is a natural Person, prior to the Maturity Date, You may change any Annuitant or Joint Annuitant by Written Request in accordance with the CHANGES TO CONTRACT provision. Changes in an Annuitant may affect the benefits available under this Contract and any riders or endorsements. We may refuse Your request to change the Annuitant or Joint Annuitant if We receive the Written Request more than 30 days after You signed it.

ANNUITY PAYMENTS

If an Owner survives to the Maturity Date, the annuity payments will:

•	start at the end of the first payment period that begins on the Maturity Date;

•	be paid to the order of the Owner or to his or her (their) designee;

•	be made on a monthly, quarterly, semi-annual, or annual basis, as chosen by You before payments begin; and

•	cease at the death of Annuitant and Joint Annuitant, in which case the DEATH OF ANNUITANT-Death on or After Maturity Date provision in the Death Benefit section may apply.

ANNUITY PAYMENT AMOUNT

The amount of annuity payments, less any applicable state or federal premium taxes, may depend on the:

•	date annuity payments begin;

•	Surrender Value;

•	Annuity Option;

•	payment frequency; and

•	age of the Annuitant(s).

Annuity payments may not begin earlier than the Maturity Date. The amount of annuity payments for the options shown will not be less than those reflected in the Guaranteed Monthly Payment Tables on the Specifications Page. The amount of annuity payments for an Annuity Option shown will not be less than the amount that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company for that Annuity Option on the Maturity Date to the same class of annuitants.

MISSTATEMENT OF BIRTH DATE AND/OR SEX

Before making any annuity payment, We may require proof of the Annuitant’s and Joint Annuitant’s birth dates. If the birth date of any Annuitant or Joint Annuitant has been misstated, We will adjust the amount to be paid by Us. The adjusted amount will be that which would have been paid if the correct birth date had been stated.

If the sex of an Annuitant or Joint Annuitant has been misstated, We will adjust the amount to be paid by Us. The adjusted amount will be that which would have been paid if the correct sex had been stated.

For misstatements which result in underpayments, We will include the full amount of the underpayment in Our next payment, and add interest at the Underpayment Annual Interest Rate to that payment. The Underpayment Annual Interest Rate is an annual effective interest rate stated on the Specifications Page. The Underpayment Annual Interest Rate is set on the Issue Date and will not change.

For misstatements which result in overpayments, We will spread the full amount of the overpayment over the remaining guaranteed payment period, if any, or 10 years, whichever is less, deduct a level portion of that amount from each of those future payments, and charge interest at the Overpayment Annual Interest Rate against the balance of the amount overpaid. The Overpayment Annual Interest Rate is an annual effective interest rate stated on the Specifications Page. The Overpayment Annual Interest Rate is set on the Issue Date and will not change.

[13]

RILA (05-22)

Fidelity & Guaranty Life Insurance Company

ANNUITY BENEFITS (CONTINUED)

ANNUITY OPTIONS

There are three Annuity Options guaranteed under Your Contract. You may elect to receive payments under any Annuity Option described in this Contract or under any other Annuity Option which We may then offer. Unless another Annuity Option and payment frequency are available and requested before the Maturity Date, monthly payments will be made under:

•	Annuity Option 2 with a guaranteed period equal to the Default Annuitization Guaranteed Period, if there is only one Annuitant; and

•	Annuity Option 3 with 50% Joint Annuitant payments and a guaranteed period equal to the Default Annuitization Guaranteed Period, if there is a Joint Annuitant.

The Default Annuitization Guaranteed Period is shown on the Specifications Page.

We may pay Your Account Value in a lump sum if the amount to be applied to the Annuity Option is less than the Minimum Required Annuitization Amount or if the monthly payment would be less than the Minimum Required Annuity Payment. The Minimum Required Annuitization Amount and Minimum Required Annuity Payment are shown on the Specifications Page and will not change.

DESCRIPTIONS OF ANNUITY OPTIONS

Any guaranteed periods provided by the Annuity Options below may not be less than 5 years nor more than 25 years. Under Annuity Option 3, any reduced rates following the death of an Annuitant must be based on whole percentages and in no case may be less than 25% of the joint life income amount.

Annuity Option 1 – Income for Fixed Period

Payments are guaranteed for the number of years and months chosen. If the Annuitant or Joint Annuitant dies before the end of the guaranteed period, the remaining guaranteed annuity payments, as scheduled, will be paid. Alternatively, the recipient of the death benefit may elect to receive a lump sum death benefit equal to the commuted value of the remaining guaranteed annuity payments.

Annuity Option 2 – Life Income with Guaranteed Period

Payments are guaranteed for the number of years chosen. If the Annuitant is alive at the end of the guaranteed period, payments will continue for as long as the Annuitant is alive. If the Annuitant dies before the end of the guaranteed period, the remaining guaranteed annuity payments, as scheduled, will be paid. Alternatively, the recipient of the death benefit may elect to receive a lump sum death benefit equal to the commuted value of the remaining guaranteed annuity payments.

Annuity Option 3 – Joint and Survivor Income with Guaranteed Period

Payments are guaranteed for the number of years chosen. If either the Annuitant or Joint Annuitant is alive at the end of the guaranteed period, payments will continue for as long as either is alive. The payments will:

•	Be paid in the joint life income amount while both the Annuitant and Joint Annuitant are alive; and

•	Continue to be paid after the death of either Annuitant at the rate requested at the time of annuitization and for so long as the remaining Annuitant survives.

If the Annuitant and Joint Annuitant die before the end of the guaranteed period, the remaining guaranteed annuity payments, as scheduled, will be paid after the death of the first Annuitant; such payments will be at the rate requested at the time of annuitization. Alternatively, the recipient of the death benefit may elect to receive a lump sum death benefit equal to the commuted value of the remaining guaranteed annuity payments.

[14]

RILA (05-22)

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

A STOCK COMPANY

[801 Grand Avenue]

[Des Moines, IA 50309]

[www.fglife.com]

NON-PARTICIPATING SINGLE PREMIUM DEFERRED ANNUITY

READ THIS CONTRACT CAREFULLY!